Exhibit 99.1

Hawthorn Bancshares Reports Results for Three and Six Months Ended June 30, 2021

Second Quarter 2021 Results

●	Net income of $4.9 million, or $0.74 per diluted share
●	Net interest margin, fully taxable equivalent ("FTE") of 3.40%
●	Return on average assets and equity of 1.14% and 14.64%, respectively
●	Loans increased $18 million, or 1.4%, compared to the linked quarter
●	Deposits decreased $13 million, or 0.9%, compared to the linked quarter

Jefferson City, MO — July 29, 2021 — Hawthorn Bancshares Inc. (NASDAQ: HWBK), (the “Company” or “HWBK”) reported net income of $4.9 million for the second quarter 2021, a decrease of $0.9 million compared to the linked first quarter 2021 (“linked quarter”) and an increase of $1.6 million from the second quarter 2020 (the “prior year quarter”). Earnings per diluted share (“EPS”) was $0.74 for the second quarter 2021 compared to $0.88 and $0.49 for the linked quarter and prior year quarter, respectively. Net income and EPS for the second quarter 2021 decreased from the linked quarter due in part to lower net interest income driven by lower PPP loan fee income, in addition to higher provision expense, described in more detail below.

Chairman David T. Turner commented, “In the second quarter we started to see some indications of a return to normalcy since the beginning of the pandemic with our customers across the bank. For this we are very encouraged. Hawthorn Bank continues to be well positioned during this recovery. Our overall asset quality remains very strong. We continue to closely monitor our portfolio of non-performing loans which we saw spike last year as a result of the pandemic. We saw stronger organic loan growth during the quarter. Excluding the impact of PPP loans on our portfolio, we achieved $24.4 million or 2.0% loan growth in the second quarter as compared to the linked quarter. Speaking of the PPP loan programs, we successfully closed over $47 million in new loans in Round 2 and this is in addition to over $88 million we accomplished during Round 1. Approximately 93% of the PPP Round 1 loans were forgiven and the related fees recognized by the end of the second quarter. At the end of the second quarter, we had $3.8 million in PPP loan fees, primarily from Round 2 which will be recognized in future periods as the loans are forgiven.”

Turner continued, “As we transition from unprecedented and challenging times to a more familiar and normal state, we continue to deliver strong financial results. In the second quarter we earned $4.9 million in net income, which translates into $0.74 per share, and an ROA and ROE of 1.14% and 14.64%, respectively.“

Highlights

●	Earnings – Net income in the second quarter 2021 was $4.9 million and EPS was $0.74. Pre-tax pre-provision income (“PTPP”) of $6.5 million for the second quarter decreased $0.7 million, or 10%, from the linked quarter, and increased $1.6 million, or 32%, from the prior year quarter.

●	Net interest income and net interest margin – Net interest income of $13.7 million for the second quarter 2021, decreased $0.7 million from the linked quarter and increased $0.3 million from the prior year quarter. Driving the decrease from the linked quarter was a reduction in PPP fee income of $1.0 million. Net interest margin, on a FTE basis, was 3.40% for the second quarter 2021, a decrease from 3.61% for the linked quarter, and a decrease from 3.46% for the prior year quarter.
●	Loans – Loans held for investment totaled $1.3 billion as of June 30, 2021, an increase of $17.7 million, or 1.4%, as compared to the end of the linked quarter. Year-over-year, loans grew $13.3 million, or 1.0%, from $1.3 billion as of June 30, 2020.
●	Asset quality – Non-performing loans totaled $33.8 million at June 30, 2021, a decrease of $0.4 million from $34.2 million at the end of the linked quarter. The allowance for loan losses to total loans was 1.45% at June 30, 2021, compared to 1.44% at March 31, 2021 and 1.30% at June 30, 2020.
●	Deposits – Total deposits decreased by $13.0 million, or 0.9%, equal to $1.4 billion as of June 30, 2021 as compared to the end of the linked quarter. Year-over-year deposits grew $53.4 million, or 4.0%, from $1.3 billion as of June 30, 2020.
●	Capital – Total shareholder’s equity was $136.5 million and the tangible common equity to tangible assets ratio was 7.99% at June 30, 2021 as compared to 7.55% and 7.13% from the end of the linked quarter and prior year quarter, respectively. Regulatory capital ratios remain “well-capitalized”, with tier 1 leverage ratio of 10.49% and a total risk-based capital ratio of 14.66%.

The Company's 2019 Repurchase Plan was amended during the second quarter 2021 to authorize the purchase of up to $5.0 million market value of the Company's common stock. Management was given discretion to determine the number and pricing of the shares to be purchased, as well as, the timing of any such purchases. During the second quarter 2021 there were no share repurchases pursuant to that authorization. As of June 30, 2021, $5.0 million remained for share repurchase pursuant to that authorization.

During the second quarter 2021, the Company’s Board of Directors approved a quarterly cash dividend of $0.15 per common share in addition to a special stock dividend of 4.0%, each payable July 1, 2021 to shareholders of record at the close of business on June 15, 2021.

Net Interest Income and Net Interest Margin

Net interest income of $13.7 million for the second quarter 2021 decreased $0.7 million from the linked quarter and increased $0.3 million from the prior year quarter 2020. Net interest margin, on a FTE basis, was 3.40% for the second quarter 2021, compared to 3.61% for the linked quarter, and 3.46% for the prior year quarter of 2020.

Loans

Loans held for investment increased by $17.7 million, or 1.4%, to $1.3 billion as of June 30, 2021 as compared to the end of the linked quarter. Year-over-year loans grew $13.3 million, or 1.0%.

The yield earned on average loans held for investment was 4.42%, on a FTE basis, for the second quarter 2021, compared to 4.81% for the linked quarter and 4.68% for the prior year quarter.

As provided for by the CARES Act, the Company has offered payment modifications to borrowers. At June 30, 2021, $42.8 million, or 3.3% of total loans remained in some form of a modification, as compared to $86.7 million, or 6.7% of total loans at December 31, 2020. These loan modifications at June 30, 2021 include $11.4 million on interest only, $26.4 million on full deferral, and $5.0 million with extended amortization.

Asset Quality

Non-performing loans totaled $33.8 million at June 30, 2021, a decrease of $0.4 million from $34.2 million at the end of the linked quarter. Non-performing loans to total loans was 2.61% at June 30, 2021, and 2.68% and 0.70% at the end of the linked quarter and prior year quarter, respectively. The increase in non-performing loans as compared to the prior year quarter was primarily due to placing on non-accrual in the fourth quarter 2020, several significant loans previously modified in accordance with the CARES Act passed by Congress in 2020.

At June 30, 2021, $5.4 million of the Company’s allowance for loan losses was allocated to impaired loans totaling $36.1 million, compared to $5.1 million of the Company's allowance for loan losses allocated to impaired loans totaling $36.6 million at the end of the linked quarter. At June 30, 2021 management determined that $12.4 million, or 34%, of total impaired loans required no reserve allocation compared to $12.6 million, or 34% of total impaired loans at the end of the linked quarter, primarily due to adequate collateral values.

In the second quarter 2021, the Company had net loan charge-offs of $26,000 compared to net loan recovery of $248,000 in the linked quarter, and $29,000 of net loan recovery in the prior year quarter. The Company recorded provision expense of $0.4 million for loan losses for the second quarter 2021 driven principally by growth in the portfolio, compared to no provision for the linked quarter and $0.9 million for the prior year quarter.

The allowance for loan losses at June 30, 2021 was $18.7 million, or 1.45% of outstanding loans, and 55.5% of non-performing loans. At March 31, 2021, the allowance for loan losses was $18.4 million, or 1.44% of outstanding loans, and 53.6% of non-performing loans. At June 30, 2020, the allowance for loan losses was $16.6 million, or 1.30% of outstanding loans, and 186.6% of non-performing loans. The allowance for loan losses at June 30, 2021 represents management’s best estimate of probable losses inherent in the loan portfolio and is commensurate with risks in the loan portfolio as of that date.

Deposits

Total deposits at June 30, 2021 were $1.4 billion, a decrease of $13.0 million, or 0.9%, from March 31, 2021, and an increase of $53.4 million, or 4.0%, from the end of the prior year quarter. The decrease in total deposits in the current quarter as compared to the linked quarter is due to the maturity of $18 million of time deposits in the current quarter related to government programs.

Core deposits were $1.3 billion at June 30, 2021, an increase of $116.4 million, or 10.0%, from June 30, 2020. Growth in year-over-year core deposits is indicative of the higher savings rate customers have chosen in response to pandemic conditions.

Noninterest Income

For the second quarter 2021, total noninterest income was $4.6 million, an increase of $0.1 million, or 3.3%, from the linked quarter, and an increase of $1.7 million, or 60.7%, from the prior year quarter. The increase in noninterest income in the current quarter as compared to the prior year quarter is primarily due to the increase in gain on sale of real estate mortgages of $1.1 million.

Noninterest Expense

For the second quarter 2021, total noninterest expense was $11.8 million, an increase of $0.1 million, or 1.0%, from the linked quarter, and an increase of $0.5 million, or 4.4% from the prior year quarter. The second quarter 2021 efficiency ratio was 64.45% compared to 61.86% and 69.59% for the linked quarter and prior year quarter, respectively.

Capital

The Company maintains its “well capitalized” regulatory capital position. At the end of the second quarter 2021, capital ratios were as follows: total risk-based capital to risk-weighted assets 14.66%; tier 1 capital to risk-weighted assets 13.20%; tier 1 leverage 10.49% and tangible common equity to tangible assets 7.99%.

[Tables follow]

FINANCIAL SUMMARY

(unaudited)

$000, except per share data

	Three Months Ended
	June 30,	March 31,	June 30,
Statement of income information:	2021	2021	2020
Total interest income	$15,169	$16,102	$15,721
Total interest expense	1,498	1,712	2,382
Net interest income	13,671	14,390	13,339
Provision for loan losses	400	—	900
Noninterest income	4,589	4,443	2,856
Investment securities gains, net	—	14	7
Noninterest expense	11,769	11,651	11,270
Pre-tax income	6,091	7,196	4,032
Income taxes	1,199	1,357	750
Net income	$4,892	$5,839	$3,282
Earnings per share:
Basic:	$0.74	$0.88	$0.49
Diluted:	$0.74	$0.88	$0.49

	For the Six Months Ended
	June 30,
Statement of income information:	2021	2020
Total interest income	$31,272	$31,529
Total interest expense	3,210	5,664
Net interest income	28,062	25,865
Provision for loan losses	400	4,200
Noninterest income	9,031	5,147
Investment securities gains, net	15	6
Noninterest expense	23,420	21,761
Pre-tax income	13,288	5,057
Income taxes	2,557	907
Net income	$10,731	$4,150
Earnings per share:
Basic:	$1.62	$0.61
Diluted:	$1.62	$0.61

FINANCIAL SUMMARY (continued)

(unaudited)

$000, except per share data

	June 30,	March 31,	June 30,	December 31,
	2021	2021	2020	2020
Key financial ratios:
Return on average assets (YTD)	1.26%	1.38%	0.53%	0.88%
Return on average common equity (YTD)	16.31%	18.03%	7.06%	11.74%
Return on average assets (QTR)	1.14%	1.38%	0.81%	1.21%
Return on average common equity (QTR)	14.64%	18.03%	11.12%	16.19%

Asset Quality Ratios
Allowance for loan losses to total loans	1.45%	1.44%	1.30%	1.41%
Non-performing loans to total loans (a)	2.61%	2.68%	0.70%	2.69%
Non-performing assets to loans (a)	3.53%	3.63%	1.67%	3.64%
Non-performing assets to assets (a)	2.68%	2.68%	1.27%	2.70%
Performing TDRs to loans	0.18%	0.19%	0.19%	0.22%
Allowance for loan losses to
non-performing loans (a)	55.45%	53.64%	186.62%	52.39%

Capital Ratios
Average stockholders' equity to average total assets (YTD)	7.70%	7.64%	7.51%	7.48%
Period-end stockholders' equity to period-end assets (YTD)	7.99%	7.55%	7.13%	7.53%
Total risk-based capital ratio	14.66%	14.80%	14.64%	14.97%
Tier 1 risk-based capital ratio	13.20%	13.21%	12.76%	13.37%
Common equity Tier 1 capital	9.91%	9.93%	9.58%	10.00%
Tier 1 leverage ratio	10.49%	10.22%	9.82%	10.19%
(a)	Non-performing loans include loans 90 days past due and accruing and nonaccrual loans.

	June 30,	March 31,	June 30,	December 31,
Balance sheet information:	2021	2021	2020	2020
Total assets	$1,708,966	$1,731,924	$1,683,736	$1,733,731
Loans held for investment	1,293,894	1,276,185	1,280,615	1,286,967
Allowance for loan losses	(18,735)	(18,361)	(16,622)	(18,113)
Loans held for sale	2,487	6,308	9,041	5,099
Investment securities	282,022	244,330	199,012	204,383
Deposits	1,381,001	1,393,982	1,327,633	1,383,606
Total stockholders’ equity	136,503	130,708	120,031	130,589

Book value per share	$20.63	$19.75	$17.78	$19.36
Market price per share	$22.93	$20.47	$18.93	$21.06
Net interest spread (FTE) (YTD)	3.34%	3.44%	3.26%	3.25%
Net interest margin (FTE) (YTD)	3.51%	3.61%	3.51%	3.48%
Net interest spread (FTE) (QTR)	3.24%	3.44%	3.25%	3.21%
Net interest margin (FTE) (QTR)	3.40%	3.61%	3.46%	3.40%
Efficiency ratio (YTD)	63.14%	61.86%	70.17%	65.82%
Efficiency ratio (QTR)	64.45%	61.86%	69.59%	63.49%

About Hawthorn Bancshares

Hawthorn Bancshares, Inc., a financial-bank holding company headquartered in Jefferson City, Missouri, is the parent company of Hawthorn Bank of Jefferson City with locations in the Missouri communities of Lee's Summit, Liberty, St. Louis, Springfield, Independence, Columbia, Clinton, Osceola, Warsaw, Belton, Drexel, Harrisonville, California and St. Robert.

Contact:

Hawthorn Bancshares Inc.
Stephen E. Guthrie

Chief Financial Officer

TEL: 573.761.6100
Fax: 573.761.6272
www.HawthornBancshares.com

Statements made in this press release that suggest Hawthorn Bancshares' or management's intentions, hopes, beliefs, expectations, or predictions of the future include "forward-looking statements" within the meaning of Section 21E of the Securities and Exchange Act of 1934, as amended. It is important to note that actual results could differ materially from those projected in such forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those projected in such forward-looking statements is contained from time to time in the Company's quarterly and annual reports filed with the Securities and Exchange Commission.